November 2000

To:      Our Stockholders

As we write this quarterly letter, we are opening our newest facility on Utica Ridge Road in Davenport. This, our fourth full service facility, is not designed in the typical bank lobby fashion. The feel is more of an upscale, professional office building. We will offer all of our services from the location hoping to capture the private banking, trust, investment, commercial and mortgage lending opportunities that exist in this high growth area. We hope you have the opportunity to stop in at 5515 Utica Ridge Road, in the `Shops at Gentry Place' to see this facility and visit with our friendly staff.

Our first fiscal quarter, which ended September 30, 2000, marked a quarter of strong growth as consolidated assets grew by $13 million to $381 million from $368 million at June 30, 2000. Consolidated assets were $331 million at September 30, 1999. Deposits increased by $10 million during the quarter as did loans outstanding.

Our common stock repurchase program continued as we acquired an additional 12,000 shares during the quarter to bring our cumulative total to 53,000 shares. The board has authorized the repurchase of up to 60,000 shares.

Basic earnings per share increased by a penny to $.29 for the quarter ended September 30, 2000 compared to $.28 per share for the quarter ended September 30, 1999.

Net interest income, for the quarter ended September 30, 2000, increased by $161,000 as compared to the quarter ended September 30, 1999. While we were able to grow interest income, quarter over quarter, by almost $1.2 million, interest expense increased by slightly more than $1 million for the same periods. The marketplace for deposits became very competitive over the summer, increasing our cost of funds. We will focus on controlling this cost and also plan to increase our loan to asset ratio during the next fiscal quarters, in order to improve our net interest margin.

As we have predicted, our merchant credit card fees decreased this quarter as a result of our largest sales organization commencing performance of its own processing. Our fees for this quarter decreased by $166,000 from the quarter ended September 30, 1999. Fortunately, our other fee income items increased by a like amount. As indicated in earlier correspondence and at our stockholders' meeting, this sales organization has filed a lawsuit against the Company and our subsidiary, Quad City Bancard, Inc. We continue to believe that the allegations are without merit, intend to vigorously defend the suit, and have filed motions to dismiss such litigation in California. Bancard and the Company have filed a lawsuit against the sales organization in an effort to collect a large unpaid account receivable.

Salaries and benefits, our largest non-interest expense, increased by 9.4% over the prior year's quarter reflecting annual compensation adjustments granted in July and the addition of three senior positions over the past year. Advertising and marketing expense increased primarily as the result of the development and start-up of the Bank's new website (www.qcbt.com) and the establishment of an online partnership with America Online, Inc. creating local access to the website.

You will note that comprehensive income rose dramatically compared to the September 30, 1999 quarter. This was due to an increase in the market value of our securities available for sale as a result of the reduction in market interest rates during the quarter.

We are pleased to announce the addition of Tim Harding as Vice President of Risk Management. Included in Tim's job description will be the oversight of internal audit and regulatory compliance. He previously was a bank consultant with the accounting firm of McGladrey & Pullen, LLP.

It was great to see so many of you at our recent stockholders' meeting. We appreciate your continued support.

/s/ Douglas M. Hultquist                    /s/ Michael A. Bauer
------------------------                    --------------------
Douglas M. Hultquist                        Michael A. Bauer
President                                   Chairman

This letter may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.